Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of MicroVision, Inc. pertaining to the 2020 MicroVision, Inc. Incentive Plan of our reports dated March 11, 2020, relating to the consolidated financial statements and financial statement schedule (which report expresses an unqualified opinion and includes explanatory paragraphs regarding a going concern emphasis and a change in accounting principle) and the effectiveness of internal control over financial reporting of Microvision, Inc., included in the Annual Report on Form 10-K of MicroVision, Inc. for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

October 9, 2020